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                                                                    EXHIBIT 21.1


                         SUBSIDIARIES OF THE REGISTRANT
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  California Tickets.com, Inc.
  Bay Area Seating Service, Inc.
  TicketsLive Corporation
  ProTix, Inc.
  ProTix Australia Pty. Ltd.
  ProTix Connecticut General Partnership (50% owned)
  ProTix Limited Partnership I (75% owned)
  ProTix Access Control LLC
  ProTix Australia Pty. Ltd.
  TicketStop, Inc. (a subsidiary of California Tickets.com, Inc.)
  Advantix (Ohio), Inc.
  Select Ticketing Systems GmbH (a subsidiary of TicketsLive Corporation) Select Ticketing Systems BV (a subsidiary of TicketsLive Corporation)
  Select Ticketing Systems Pty. Ltd. (a subsidiary of TicketsLive Corporation) Select Ticketing Systems Ltd. (a subsidiary of TicketsLive Corporation) Interactive Media, Animation & Graphics, Inc.